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                                                                    EXHIBIT 4.01


                          REGISTRATION RIGHTS AGREEMENT


      This Registration Rights Agreement (this "AGREEMENT") is made and entered into effective as of May 3, 1999 (the "EFFECTIVE DATE") by and among Intuit Inc., a Delaware corporation ("INTUIT"), and the persons and entities listed on the List of C-Co Shareholders attached as Exhibit A hereto (collectively, the "C-CO SHAREHOLDERS" and each individually, a "C-CO SHAREHOLDER") each of whom, immediately prior to the consummation of the Exchange (as defined below), was a shareholder of Computing Resources, Inc., a Nevada corporation ("C-CO").

                                 R E C I T A L S

      A. The C-Co Shareholders, C-Co and Intuit have entered into an Exchange Agreement dated as of March 2, 1999 (the "EXCHANGE AGREEMENT"). Pursuant to the Exchange Agreement, Intuit will acquire from the C-Co Shareholders all of the issued and outstanding capital stock of C-Co and all of the issued and outstanding shares of the capital stock of Computing Transaction Corporation, a California corporation ("CTC"), not owned by C-Co in exchange for shares of Intuit Common Stock, cash and agreements by Intuit to make future payments of cash (the "EXCHANGE").

      B. The Exchange Agreement provides that, as a condition precedent to the Closing (as defined in the Exchange Agreement), Intuit and the C-Co Shareholders shall enter into this Agreement.

      NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.    REGISTRATION RIGHTS

      1.1 CERTAIN DEFINITIONS. For purposes of this Agreement:

            (a) 1933 Act. The term "1933 ACT" means the U.S. Securities Act of 1933, as amended, or any successor law.

            (b) 1934 Act. The term "1934 ACT" means the U.S. Securities Exchange Act of 1934, as amended, or any successor law.

            (c) Registration. The terms "REGISTER," "REGISTERED," and "REGISTRATION" refer to the registration effected by preparing and filing a Form S-3 registration statement in compliance with the 1933 Act, and the declaration or ordering of effectiveness of such registration statement.

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            (d) Registrable Securities. The term "REGISTRABLE SECURITIES" means:
(i) the shares of Intuit Common Stock that are issued to the C-Co Shareholders in the Exchange pursuant to the Exchange Agreement in exchange for the sale and transfer by the C-Co Shareholders to Intuit of all of the shares of C-Co Stock that are issued and outstanding immediately prior to the Closing; and (ii) any shares of Intuit Common Stock that may be issued as a dividend or other distribution (including shares of Intuit Common Stock issued in a subdivision and split of outstanding Intuit Common Stock) with respect to, or in exchange for, or in replacement of, shares of Intuit Common Stock described in clause (i) of this Section 1.1(d) or in this clause (ii); excluding in all cases, however, any such shares that are, or have been: (w) registered under the 1933 Act other than pursuant to a Form S-3 registration statement filed pursuant to this Agreement; (x) sold or otherwise transferred by a person in a transaction in which rights held by such person under this Agreement are not assigned in accordance with the terms of this Agreement; (y) sold pursuant to a registration statement filed pursuant to this Agreement; or (z) sold pursuant to Rule 144 promulgated under the 1933 Act or otherwise sold to the public. Only shares of Intuit Common Stock shall be Registrable Securities. Except as provided in clause (ii) of the first sentence of this Section 1.1(d), the term "Registrable Securities" does not include any shares of Intuit Common Stock that are not issued by Intuit to C-Co Shareholders in the Exchange pursuant to Section 2.1 of the Exchange Agreement.

            (e) Holder. The term "HOLDER" means the original holder of any Registrable Securities or any assignee of record of any Registrable Securities to whom rights under this Agreement have been duly assigned in accordance with the provisions of this Agreement.

            (f) SEC. The term "SEC" or "COMMISSION" means the U.S. Securities and Exchange Commission.

            (g) Form S-3. The term "FORM S-3" means a Form S-3 registration statement under the 1933 Act, or any successor registration statement form under the 1933 Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by Intuit with the SEC.

            (h) Rule 415. The term "RULE 415" means Rule 415 under the 1933 Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the SEC.

            (i) Notice of Resale. The term "NOTICE OF RESALE" means a written notice to Intuit from a Holder of such Holder's present bona fide intention to sell, transfer or otherwise dispose of Registrable Securities pursuant to the Shelf Registration, as defined in Section 1.2 (or Subsequent Registration, as defined in Section 1.2) which specifies in reasonable detail the methods of distribution that will be used by such selling Holder in such proposed sale, transfer or other disposition of Registrable Securities (which methods of distribution must be described in the "Plan of Distribution" Section of the Shelf Registration (or Subsequent Registration, if applicable).


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            (j) Terms from Exchange Agreement. All other capitalized terms used in this Agreement that are not defined in this Section 1 or elsewhere in this Agreement, shall have the same meanings given to such terms in the Exchange Agreement.

      1.2.  FORM S-3 SHELF REGISTRATION.

            (a) Filing and Registration Period. As promptly as reasonably practicable following the Closing (but not later than five (5) business days after the Closing of the Exchange), and consistent with the requirements of applicable law, Intuit shall prepare and file with the SEC a registration statement on Form S-3 for an offering to be made on a continuous basis pursuant to Rule 415 covering all of the then outstanding Registrable Securities (the "SHELF REGISTRATION"). Intuit shall use its commercially reasonable efforts to have such Shelf Registration declared effective as soon as practicable after the Closing (with the objective, but not the obligation, of causing the Shelf Registration to be declared effective within sixty (60) days after it has been filed with the SEC) and to keep such Shelf Registration continuously effective under the 1933 Act for a continuous period of time (such period of time being hereinafter called the "REGISTRATION PERIOD") commencing on the date the Shelf Registration is declared effective under the 1933 Act by the SEC (the "DATE OF EFFECTIVENESS") and ending on the earlier of (i) the date that is one (1) year after the Closing of the Exchange, or (ii) such time as all Registrable Securities have been sold pursuant to the Shelf Registration. Intuit shall have no duty or obligation to keep the Shelf Registration (or any Subsequent Registration, as defined below) effective after expiration of the Registration Period.

            (b) Subsequent Registration. If the Shelf Registration or a Subsequent Registration (as defined below) ceases to be effective for any reason at any time during the Registration Period, then Intuit shall use its commercially reasonable efforts to obtain the prompt withdrawal of any order suspending the effectiveness thereof, and shall as soon as reasonably practicable, and in any event within ten (10) business days of such cessation of effectiveness, file an amendment to the Shelf Registration seeking to obtain the withdrawal of the order suspending the effectiveness thereof, or file an additional "shelf" registration statement on Form S-3 pursuant to Rule 415 covering all of the then outstanding Registrable Securities (a "SUBSEQUENT REGISTRATION"). If a Subsequent Registration is filed, Intuit shall use its commercially reasonable efforts to cause the Subsequent Registration to be declared effective as soon as practicable after such filing (with the objective, but not the obligation, of causing such Subsequent Registration to be declared effective within sixty (60) days after it has been filed with the SEC) and to keep such registration statement continuously effective until the expiration of the Registration Period.

      (c) Supplements and Amendments. Subject to the provisions of Section 1.2(f) and 1.3(b), Intuit shall promptly supplement and amend the Shelf Registration (or Subsequent Registration, if applicable) if, as and when required by the 1933 Act, the rules and regulations promulgated thereunder or the rules, regulations or instructions applicable to Form S-3; provided, however that notwithstanding the foregoing, Intuit shall not be obligated to keep the Shelf Registration (or any Subsequent Registration) current during any period other than a Resale Period (as defined in Section 1.2(f)).


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            (d) Timing and Manner of Sales. Subject to the provisions of Section
1.2(f) and Section 1.3(b) below, any sale or other disposition of Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, if applicable) may be made only during a "Resale Period" (as defined in Section 1.2(f)). In addition, any sale of Registrable Securities pursuant to a registration effected under this Agreement may only be made in accordance with the method or methods of distribution of such Registrable Securities that are described in the "Plan of Distribution" or similar section of the Shelf Registration (or Subsequent Registration, as applicable). A Holder may also sell Registrable Securities in a bona fide private offering that is exempt from registration under the 1933 Act without reliance on or use of the Shelf Registration (or Subsequent Registration) if the selling Holder first provides Intuit with a Notice of Resale and a written opinion of counsel, reasonably satisfactory to counsel to Intuit, that such offer and sale is exempt from the registration requirements of the 1933 Act and applicable state securities laws.

            (e) No Underwritings. No sale of Registrable Securities under any registration statement pursuant to this Agreement may be effected pursuant to any underwritten offering without Intuit's prior written consent, which consent may be withheld by Intuit in its sole and absolute discretion.

            (f) Sale Procedures. Before any Holder may make a sale of any Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, as applicable), such Holder (a "SELLING HOLDER") must first give Intuit a Notice of Resale at least three (3) trading days prior to the date of such sale (and such date of sale shall not be included in such three (3) trading day period). Upon receipt of such Notice of Resale (unless a certificate of the President, the Chief Financial Officer or another executive officer of Intuit is delivered as provided in Section 1.3(b) below), Intuit will give written notice (a "RESPONSE NOTICE") to the Selling Holder as soon as practicable, but in no event more than three (3) trading days after Intuit's receipt of such Notice of Resale, that either: (A) the prospectus contained in the Shelf Registration (or Subsequent Registration, if applicable) is current and is available to be used for resales of Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, if applicable) (it being acknowledged that it may be necessary for Intuit during this three (3) trading day period to supplement such prospectus or make an appropriate filing under the 1934 Act so as to cause such prospectus to become current and available for resales) and that the resales of Registrable Securities described by such Notice of Resale may be made only during the twenty (20) successive trading days following delivery of such Response Notice by Intuit to the Selling Holder (each such period of twenty (20) successive trading days being referred to herein as a "RESALE PERIOD"); or (B) that Intuit is required under the 1933 Act and the regulations thereunder to amend the Shelf Registration (or Subsequent Registration, if applicable) in order to cause such prospectus to be current. If Intuit determines that an amendment to the registration statement is necessary as provided in (B) above, then Intuit will file such amendment as soon as practicable (and, in any event, within three (3) business days of Intuit's receipt of such Notice of Resale) and will use its commercially reasonable efforts to cause such amendment to become effective as soon as practicable (with the objective, but not the obligation, of causing such amendment to be declared effective within sixty (60) days after it is filed with the SEC), and within one (1) business day after such amendment becomes effective under the 1933 Act, Intuit will give written notice (an "AMENDMENT NOTICE") the Selling Holder that the prospectus contained in the Shelf Registration (or Subsequent Registration, if applicable) is current and is available to be used for


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resales of Registrable Securities pursuant to the Shelf Registration (or
Subsequent Registration, if applicable) and the resales of Registrable Securities described by such Notice of Resale may be made only during the twenty
(20) successive trading days following delivery of such Amendment Notice by Intuit to the Selling Holder (such successive twenty (20) trading day period also being a "Resale Period" for purposes of this Agreement). Notwithstanding the foregoing, if any Holder gives Intuit a Notice of Resale and, as a result of giving Intuit such Notice of Resale, a Resale Period is initiated during which such Holder may sell Registrable Securities as provided above, then such Holder shall not give Intuit another Notice of Resale until at least three (3) trading days after the expiration of such Resale Period.

      The provisions of this Section 1.2(f) are subject and subordinate to the provisions of Sections 1.2(h) and 1.3(b) and no Resale Period shall be deemed to be in effect with respect to a Holder (a) during any time period when such Holder is not permitted to sell, transfer or dispose of any Registrable Securities pursuant to Section 1.2(h) or (b) during any Blackout Period (as defined in Section 1.3(b)).

            (g) Withdrawal of Additional Notice of Resale. The Selling Holder may notify Intuit in writing of such Holder's election to withdraw a Notice of Resale previously given by such Selling Holder to Intuit.

            (h) Intuit Trading Policy Compliance. The Holders acknowledge that Intuit maintains an insider trading policy, as such may be amended (the "INTUIT TRADING POLICY") and that the Intuit Trading Policy requires that those directors, officers, employees and other persons with relationships with Intuit whom Intuit determines to be "Access Personnel" or otherwise subject to the "trading window" requirements of the Intuit Trading Policy (and members of their immediate families and households) are permitted to effect trades in Intuit securities only during specified time periods ("INSIDER TRADING WINDOWS") in which such persons are permitted to make sales, purchases or other trades in Intuit's securities under the "trading window" provisions of the Intuit Trading Policy. If a Holder is or becomes subject to the "trading window" provisions of the Intuit Trading Policy described above, then, notwithstanding anything herein to the contrary (including without limitation the provisions of Section 1.2(f)), such Holder may sell, transfer and dispose of Registrable Securities only during those insider trading windows during which such Intuit Access Personnel are permitted to effect trades in Intuit stock under the Intuit Trading Policy and only in accordance with the provisions of the Intuit Trading Policy.

      1.3   LIMITATIONS.

            (a) Basic Limitations. Notwithstanding the provisions of Section 1.2, Intuit shall not be obligated to effect any such registration, qualification or compliance of Registrable Securities pursuant to this Agreement, and the Holders shall not be entitled to sell Registrable Securities pursuant to the registration statement, as applicable:

                  (i) if Form S-3 is not then available for such offering by the Holders;

                  (ii) if Intuit is acquired and its Common Stock ceases to be publicly traded and in such acquisition of Intuit the Holders receive, in exchange for the


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      Registrable Securities then held by them, cash and/or securities that are registered (or which the Holders are contractually entitled to have registered) under the 1933 Act or that may be traded without restriction on transfer imposed by the 1933 Act, other than (A) the restrictions on transfer under paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the 1933 Act, as such Rule is in effect on the Effective Date of this Agreement or (B) the restrictions on transfer under paragraph (d) of Rule 145 promulgated under the 1933 Act, as such Rule is in effect on the Effective Date of this Agreement;

                  (iii) in any particular jurisdiction in which Intuit would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance, unless Intuit is already subject to service of process in such jurisdiction; or

                  (iv) if the SEC refuses to declare such registration effective due to the participation of any particular Holder in such registration (unless such Holder withdraws all such Holder's Registrable Securities from such registration statement).

            (b) Black-Out Rights. Notwithstanding the provisions of Section 1.2 above, if Intuit shall furnish to the Holders a certificate signed by the President, the Chief Financial Officer or any other executive officer of Intuit stating that, in the good faith judgment of Intuit, it would be detrimental to Intuit to any significant degree for a sale of Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration) to take place at such time (a "BLACKOUT CERTIFICATE") (due for example (and without limitation), to the existence of a material development or potential material development involving Intuit which Intuit would be obligated to disclose in the prospectus contained in the Shelf Registration (or Subsequent Registration, if applicable), which disclosure could, in the good faith judgment of Intuit, be premature or otherwise inadvisable at such time or could reasonably be expected to have a material adverse effect on Intuit or a party with whom Intuit is then in negotiations or discussions or could reasonably be expected to have a material adverse effect on such negotiations or discussions), then, for a period of up to thirty (30) calendar days (a "BLACKOUT PERIOD") after Intuit gives such Blackout Certificate to the Holders (with the exact length of such Blackout Period to be determined by Intuit in its sole discretion so long as such Blackout Period does not exceed thirty (30) calendar days): (i) Intuit shall have the right to defer, delay and postpone any sale of Registrable Securities under the Shelf Registration (or Subsequent Registration, if applicable) and the preparation and filing of any supplement or amendment to the registration statement (including without limitation the filing of any 1934 Act report to be incorporated by reference into such registration statement) for a Shelf Registration (or Subsequent Registration, if applicable) that Intuit might otherwise be required to prepare, file and/or cause to become effective under this Agreement; and (ii) the Holders shall not be entitled to sell any Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, if applicable); provided, however, that Intuit may not deliver more than three (3) Blackout Certificates during the Registration Period; and provided further, that (i) Intuit may not, without (A) the consent of each of the Holders (if both the C-Co Shareholders are then the only Holders) or (B) the consent of the Holders then owning a majority of all Registrable Securities then outstanding (if any person or entity other than a C-Co Shareholder is then a Holder), furnish Blackout Certificates to the Holders at such times as would prevent the Holders, pursuant to the foregoing provisions of this Section 1.3(b), from being


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entitled to sell any Registrable Securities pursuant to the Shelf Registration
(or Subsequent Registration, if applicable) for a period of more than sixty (60) consecutive days, and (ii) if Intuit furnishes Blackout Certificates to the Holders so that they are prevented, pursuant to the foregoing provisions of this
Section 1.3(b), from being entitled to sell any Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, if applicable) for a period of sixty (60) consecutive days, then Intuit may not furnish the Holders an additional Blackout Certificate for at least twenty (20) trading days after the expiration of such sixty (60) consecutive day period. Intuit agrees that, for purposes of this Section 1.3(b), a sale of Registrable Securities will not be deemed to be "detrimental" to Intuit solely due to the fact that the sale of such Registrable Securities, in and of itself, may tend to reduce the market price of Intuit's Common Stock.

      1.4 SHARES OTHERWISE ELIGIBLE FOR RESALE. Notwithstanding the provisions of Section 1.2, Intuit shall not be obligated to effect or continue to keep effective any registration, registration statement, qualification or compliance of Registrable Securities held by any particular Holder:

            (a) if Intuit or its legal counsel shall have received a "no-action" letter from the SEC to the effect (concurred with by such Holder's counsel (if such Holder has requested such Holder's counsel to review such "no-action" letter), such concurrence not to be unreasonably withheld or delayed) that all the Registrable Securities then held by such Holder may be resold by such Holder within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act, or otherwise and/or that the SEC would take no enforcement action against such Holder for so effecting such sales;

            (b) if legal counsel to Intuit shall deliver a written opinion to Intuit, its transfer agent and the Holder, in form and substance reasonably acceptable to Intuit and such Holder, to the effect that all the Registrable Securities then held by such Holder may be resold by such Holder within a three
(3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act, or otherwise;

            (c) all of the Registrable Securities originally held by such Holder on the Effective Date of this Agreement have been registered and sold pursuant to a registration or registrations effected pursuant to this Agreement; or

            (d) after expiration or termination of the Registration Period.

      1.5 EXPENSES. Intuit shall pay all expenses incurred by it in connection with the Shelf Registration and any Subsequent Registration (excluding brokers' discounts and commissions), including without limitation all filing, registration and qualification, printers' and legal and accounting fees of Intuit's attorneys and auditors.

      1.6 OBLIGATIONS OF INTUIT. Subject to Sections 1.2, 1.3 and 1.4 above, when required to effect the registration of any Registrable Securities under the terms of this Agreement, Intuit will, as expeditiously as reasonably possible:


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            (a) furnish to each Holder such number of copies of a prospectus, including a preliminary prospectus (and amendments or supplements thereto), in conformity with the requirements of the 1933 Act, in order to facilitate the disposition of the Registrable Securities owned by such Holder;

            (b) use its diligent efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as will be reasonably requested by the Holders; provided that Intuit will not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such state or jurisdiction unless Intuit is already so qualified or subject to service of process, respectively, in such jurisdiction; and

            (c) promptly notify each Holder of Registrable Securities covered by such registration statement, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event known to Intuit's Chairman of the Board, President, Chief Financial Officer or Board of Directors as a result of which the prospectus included in such registration statement, as then in effect, is known by Intuit's Chairman of the Board, President, Chief Financial Officer or Board of Directors to include an untrue statement of a material fact or to omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

            (d) comply at all relevant times with rules and regulations of the SEC related to the Shelf Registration (or Subsequent Registration, if applicable), and use diligent efforts to promptly cause any stop order issued by the SEC with respect to the sale of the Registrable Securities pursuant to the Shelf Registration (or Subsequent Registration, if applicable) to be terminated and to keep the shares of Intuit's Common Stock listed on the Nasdaq National Market System (or comparable securities exchange, such as the New York Stock Exchange or American Stock Exchange).

      1.7 FURNISH INFORMATION. It shall be a condition precedent to the obligations of Intuit to register the Registrable Securities pursuant to this Agreement or to prepare and file any amendment or supplement to the Shelf Registration (or Subsequent Registration, as applicable) or the prospectus contained therein, that the selling Holders will furnish to Intuit such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such Registrable Securities as shall be required to timely effect the registration of their Registrable Securities.

      1.8 DELAY OF REGISTRATION. No Holder will have any right to obtain or seek an injunction restraining or otherwise delaying any registration effected pursuant to this Agreement as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

      1.9 INDEMNIFICATION.

            (a) By Intuit. To the extent permitted by law, Intuit will indemnify, defend and hold harmless each Holder against any losses, claims, damages or liabilities to which such Holder


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may become subject under the 1933 Act, the 1934 Act or other U.S. federal or state securities law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a "VIOLATION"):

                  (i) any untrue statement or alleged untrue statement of a material fact contained in a registration statement filed by Intuit pursuant to this Agreement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

                  (ii) the omission or alleged omission to state in such registration statement, preliminary prospectus or final prospectus or any amendments or supplements thereto, a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

                  (iii) any violation or alleged violation by Intuit of the 1933 Act, the 1934 Act, any U.S. federal or state securities law or any rule or any regulation promulgated under the 1933 Act, the 1934 Act or any U.S. federal or state securities law, in connection with the offering covered by such registration statement;

and Intuit will reimburse each Holder for any legal or other expenses reasonably incurred by such Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred. Notwithstanding the foregoing provisions of this Section 1.9(a), the indemnity agreement contained in this Section 1.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the prior written consent of Intuit (which consent shall not be unreasonably withheld or delayed), nor shall Intuit be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by a Holder; and provided further, that the indemnity agreement contained in this Section 1.9(a) shall not apply to any losses, claims, damages or liabilities arising from any sale of Registrable Securities that is made by a Holder in violation of the terms of this Agreement.

            (b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify, defend and hold harmless Intuit, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls Intuit within the meaning of the 1933 Act, any underwriter and any other Holder selling securities under such registration statement, against any losses, claims, damages or liabilities (joint or several) to which Intuit or any such director, officer, controlling person, underwriter or other such Holder may become subject under the 1933 Act, the 1934 Act or other U.S. federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse Intuit or any such director, officer, controlling person, underwriter or other such Holder for any legal or other expenses reasonably incurred by Intuit or any such director, officer, controlling person, underwriter or other such


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Holder in connection with investigating or defending any such loss, claim, damage, liability or action, as incurred; provided, however, that the indemnity agreement contained in this subsection 1.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the indemnifying Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this subsection 1.9(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

            (c) Notice; Defense. Promptly after receipt by an indemnified party under this Section 1.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim for indemnification or contribution in respect thereof is to be made by such indemnified party against any indemnifying party under this Section 1.9, deliver to the indemnifying party a written notice of the commencement of such action and, the indemnifying party shall have the right and obligation to control the defense of such action; provided, however, that: (i) the indemnified party or parties shall have the right to participate at its/their own expense in and, to the extent agreed in writing with the indemnifying party and any other indemnifying party similarly noticed, to assume, the defense of such action with counsel mutually satisfactory to the parties; and (ii) an indemnified party shall have the right to retain its own counsel, with the fees and expenses of such counsel to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure of an indemnified party to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action for which indemnification is sought, if materially prejudicial to the ability of the indemnifying party to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 1.9, but the omission so to deliver written notice to the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party otherwise than under this Section 1.9.

            (d) Defect Eliminated in Final Prospectus. The foregoing indemnity agreements of Intuit and Holders are subject to the condition that, insofar as they relate to any Violation made in a preliminary prospectus but eliminated or remedied in the amended or supplemented prospectus on file with the SEC and effective at the time the sale of Registrable Securities under such registration statement occurs (the "AMENDED PROSPECTUS"), such indemnity agreement shall not inure to the benefit of any person if a copy of the Amended Prospectus was timely furnished to the indemnified party and was not furnished by such indemnified party to the person asserting the loss, liability, claim or damage, at or prior to the time such delivery is required by the 1933 Act.

            (e) Contribution. In order to provide for just and equitable contribution to joint liability under the 1933 Act in any case in which Intuit or any other person or entity entitled to indemnification under Section 1.9(b) or any Holder exercising rights under this Agreement, makes a claim for indemnification pursuant to this Section 1.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 1.9 provides for indemnification in such case, or (ii) contribution under the 1933 Act may be required on the part of Intuit and/or any such selling Holder in circumstances for which indemnification is provided under this Section 1.9; then, and in each such case, Intuit and such Holder will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in proportion to their relative fault as determined in such proceeding (where the relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission); provided, however, that, in any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds received by such Holder in the registered offering out of which the Violation(s) arose; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933
Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

            (f) Settlement; Judgment. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party (which consent shall not be unreasonably withheld or delayed), agree or consent to the entry of any judgment or enter into any settlement which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect of such claim or litigation.

            (g) Survival. The obligations of Intuit and Holders under this
Section 1.9 shall survive the completion of any offering of Registrable Securities in a registration statement pursuant to this Agreement, and otherwise.

      1.10 DURATION AND TERMINATION OF INTUIT'S OBLIGATIONS. Intuit will have no obligations pursuant to Section 1.2 of this Agreement with respect to any Notice of Resale or other request or requests for registration (or inclusion in a registration) made by any Holder or to maintain or continue to keep effective any registration or registration statement pursuant hereto: (a) after the expiration or termination of the Registration Period; (b) if legal counsel to Intuit shall deliver a written opinion to Intuit, its transfer agent and the Holders, in form and substance reasonably acceptable to Intuit and the Holders, to the effect (concurred to by counsel to the Holders (if the Holders have requested their counsel to review such opinion), such concurrence not to be unreasonably withheld or delayed) that all the Registrable Securities then held by all Holders may be resold by the Holders within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act, or otherwise; (c) if Intuit or its legal counsel shall have received a "no-action" letter from the SEC to the effect (concurred with by counsel to the Holders (if the Holders have requested their counsel to review such "no-action" letter), such concurrence not to be unreasonably withheld or delayed) that all the Registrable Securities then outstanding may be resold by the Holders within a three (3) month period without registration under the 1933 Act pursuant to the provisions of Rule 144 promulgated under the 1933 Act or otherwise; (d) if all Registrable Securities have been registered and sold pursuant to registrations effected pursuant to this Agreement; or (e) if all

Registrable Securities have been transferred in transactions in which registration rights hereunder have not been assigned in accordance with this Agreement.

      1.11 FILINGS. During the Registration Period, Intuit shall timely make such filings with the SEC as are necessary in order to enable Intuit to register the resale of its shares on a Form S-3 in compliance with the requirements of such registration statement form.

2.    ASSIGNMENT

      Notwithstanding anything herein to the contrary, the rights of a Holder under this Agreement may be assigned only with Intuit's express prior written consent, which may be withheld in Intuit's sole discretion; provided, however, that the rights of a Holder under this Agreement may be assigned without Intuit's express prior written consent: (a) to a Permitted Assignee (as defined below); or (b) (if applicable) by will or by the laws of intestacy, descent or distribution, provided that the assignee first agrees in writing to be bound by all the obligations of the Holders under this Agreement. Any attempt to assign any rights of a Holder under this Agreement without Intuit's express prior written consent in a situation in which such consent is required by this Section shall be null and void and without effect. Subject to the foregoing restrictions, all rights, covenants and agreements in this Agreement by or on behalf of the parties hereto will bind and inure to the benefit of the respective permitted successors and assigns of the parties hereto. Each of the following parties are "PERMITTED ASSIGNEES" of a Holder for purposes of this
Section: (a) any family member of such Holder or a trust (or similar estate planning vehicle) whose beneficiaries consist solely of a Holder and such Holder's family; (b) the personal representative, custodian or conservator of a Holder, in the case of the death, bankruptcy or adjudication of incompetency of that Holder, or (c) a transferee of Registrable Securities who receives such Registrable Securities as a bona fide gift.

3.    GENERAL PROVISIONS

      3.1 GOVERNING LAW. The internal laws of the State of California (irrespective of its choice of law principles) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

      3.2 SEVERABILITY. If any provision of this Agreement, or the application thereof, will for any reason and to any extent be invalid or unenforceable, then the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

      3.3 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument.

      3.4 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy will not preclude the exercise of any other.

      3.5 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Intuit and (a) each of the Holders (if both the C-Co Shareholders are then the only Holders) or (b) Holders of a majority of all Registrable Securities then outstanding (if any person or entity other than a C-Co Shareholder is then a Holder). Any amendment or waiver effected in accordance with this Section 3.5 shall be binding upon each Holder, each permitted successor or assignee of such Holder and Intuit. The waiver by a party of any breach hereof or default in the performance hereof will not be deemed to constitute a waiver of any other default or any succeeding breach or default. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

      3.6 NOTICES. All notices and other communications required or permitted under this Agreement will be in writing and will (for purposes of this Agreement) be deemed to have been given if such notice or communication is either hand delivered in person, sent by facsimile, sent by certified or registered first class mail, postage pre-paid, or sent by nationally recognized express courier service. Such notices and other communications will be deemed to have been given upon receipt if hand delivered or sent by facsimile, three (3) days after mailing if sent by mail, and one (l) business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section:

            If to Intuit:

                  Intuit Inc.
                  P.O. Box 7850, M/S 2550
                  Mountain View, CA 94039-7850
                  Attention:  General Counsel
                  Fax Number: (650) 944-6622
            with copies to:

                  Intuit Inc.
                  P.O. Box 7850, M/S 2550
                  Mountain View, CA 94039-7850
                  Attention:  Chief Financial Officer
                  Fax Number: (650) 944-5499

                        and:

                  Fenwick & West, LLP
                  Two Palo Alto Square, Suite 800
                  Palo Alto, CA  94306
                  Attention:  Kenneth A. Linhares, Esq.
                  Fax Number: (650) 494-1417

            If to a C-Co Shareholder, at such C-Co Shareholder's respective address as set forth on Exhibit A hereto with a copy to:

                  Cooley Godward LLP
                  Five Palo Alto Square
                  Palo Alto, CA  94306
                  Attention:  Patrick Pohlen, Esq.
                  Fax Number: (650) 849-7400

or to such other address as a party may have furnished to the other parties in writing pursuant to this Section 3.6.

      3.7 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against any party. A reference to a Section or an exhibit will mean a Section in, or exhibit to, this Agreement unless otherwise explicitly set forth. The titles and headings herein are for reference purposes only and will not in any manner limit the construction of this Agreement which will be considered as a whole.

      3.8 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor will be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner or any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof will be personal solely between the parties to this Agreement.

      3.9 ENTIRE AGREEMENT. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

      3.10 EFFECTIVENESS OF AGREEMENT. Regardless of the Effective Date of this Agreement or when this Agreement is signed, this Agreement will not become effective or binding on the parties unless and until the Closing of the Exchange occurs.

      3.11 APPOINTMENT OF REPRESENTATIVE OF C-CO SHAREHOLDERS. The C-Co Shareholders agree to (i) the irrevocable appointment of Ranson W. Webster as the representative of all of the C-Co Shareholders (the "REPRESENTATIVE") under this Agreement to take any actions required or permitted to be taken by the C-Co Shareholders under this Agreement as the lawful attorney-in-fact and agent, coupled with an interest, for and on behalf of each C-Co Shareholder, and (ii) the taking by the Representative of any and all actions and the making of any decisions required or permitted to be taken by the Representative under this Agreement. The C-Co Shareholders will be bound by all actions taken and documents executed by the Representative under this Agreement, and Intuit will be entitled to rely on any such action or decision of the Representative. In performing the functions specified in this Agreement, the Representative will not be liable to any C-Co Shareholder in the absence of gross negligence or willful misconduct on the part of the Representative. Any out-of-pocket costs and expenses reasonably incurred by the Representative in connection with actions taken by the Representative under this Agreement will be paid by the C-Co Shareholders to the Representative in proportion to their respective Pro Rata Shares.

              [THE REST OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

      IN WITNESS WHEREOF, the parties hereto have executed this Registration Rights Agreement effective as of the Closing of the Exchange.


INTUIT INC.                              C-CO SHAREHOLDERS:


By:    /s/ James J. Heeger               /s/ Ranson W. Webster
       ---------------------------       ---------------------------------------
Title: Senior Vice President,            Ranson W. Webster
       Small Business Division

                                         /s/ Norma J. Webster
                                         ---------------------------------------
                                         Norma J. Webster

                                         /s/ Harry D. Hart
                                         ---------------------------------------
                                         Harry D. Hart

                                         /s/ Carla J. Hart
                                         ---------------------------------------
                                         Carla J. Hart

              [SIGNATURE PAGE TO REGISTRATION RIGHTS AGREEMENT]

                                    EXHIBIT A

                            LIST OF C-CO SHAREHOLDERS

                                                   NUMBER OF SHARES OF INTUIT
C-CO SHAREHOLDER'S                                   COMMON STOCK TO BE HELD
NAME AND ADDRESS                                  IMMEDIATELY AFTER THE CLOSING
------------------                                -----------------------------
Ranson W. Webster and Norma J. Webster                        216,233
4345 Eagle Valley Circle
Reno, NV 89509
Fax Number (702) 746-9600

Harry D. Hart and Carla J. Hart                                72,584
c/o Computing Resources, Inc.
1285 Financial Boulevard
Reno, NV 89502-7103
Fax Number (702) 954-8150